Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIEs provides update on covid-19 Response

CBL Draws Line of Credit and Suspends Guidance

CHATTANOOGA, Tenn. (March 25, 2020) – CBL Properties (NYSE:CBL) today issued the following statement regarding COVID-19 events and impacts:

“Over the past few weeks, CBL has made the safety of our employees, our customers, our tenants and the communities we serve our top priority,” said Stephen Lebovitz, CBL’s Chief Executive Officer.  “I am proud of the CBL organization’s commitment and response as we face this unprecedented situation.

“Given the difficulty of accurately predicting the financial and economic ramifications of the pandemic, we have taken immediate steps to preserve our liquidity position by drawing $280 million under our line of credit.  This action serves to maximize our financial flexibility during this period of uncertainty.  As a reminder, we are also preserving liquidity through the suspension of our preferred and common stock dividends and have no unsecured debt maturities until 2023.  Finally, we have made the decision to withdraw our previously issued earnings guidance for 2020.”

The $280 million aggregate draw represents substantially all of the remaining available balance on the line of credit.  CBL’s outstanding balance as of March 25, 2020, was $681 million.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 108 properties totaling 68.2 million square feet across 26 states, including 68 high‑quality enclosed, outlet and open-air retail centers and 9 properties managed for third parties. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be

CBL Properties  |  423.855.0001  |  cblproperties.com

CBL Properties Provides Update on Covid-19 Response

March 25, 2020

predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.

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